Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-132201
Dated January 5, 2009

Final Terms for Issuance

Issuer:  		Toyota Motor Credit Corporation

Security:		Floating Rate Medium Term Notes, Series B

Issuer Ratings:		Aaa (under review for possible downgrade) /
       			AAA (negative outlook)

Cusip:			89233P3A2

Pricing Date:		January 5, 2009

Settlement Date:	January 8, 2009

Maturity Date:		January 9, 2012

Principal Amount:	$2,000,000
			(may be increased prior to the Settlement Date)

Re-offer Price:		100.00%

Gross Underwriting Spread:  0.09%

All-in Price to Issuer:	99.91%

Net Proceeds to Issuer:	$1,998,200

Floating Rate Index:	3 Month LIBOR

Floating Rate Spread:	+ 350 basis points

Index Source:		LIBOR Telerate

Interest Payment Frequency:  Quarterly

Initial Interest Payment Date:  April 9, 2009 (long first coupon)

Initial Interest Rate:	3 Month LIBOR determined on January 6, 2009
			+ 350 basis points,
			accruing from January 8, 2009

Interest Payment Dates:	On the 9th of each
			April, July, October, January, and on the
			Maturity Date

Interest Reset Dates:  	The same dates as each Interest Payment Date.
For the avoidance of doubt, newly reset interest rates shall apply beginning on and including the Interest Reset Date, to but excluding the next Interest Payment Date


Interest Determination Date:  Second London Banking Day preceding
				    each Interest Reset Date

Day Count Convention:	Actual/360

Business Day Convention:  Modified Following, adjusted

Business Days:		New York and London

Governing Law:		New York

Calculation Agent:	Deutsche Bank Trust Company Americas

Minimum Denominations:	$1,000 and $1,000 increments thereafter

Agent:			Loop Capital Markets, LLC

DTC Number:		#0158

Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the prospectus dated March 7, 2006 and prospectus supplement thereto dated March 7, 2006 relating to these notes.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the web at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-888-294-8898.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or
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